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Centrus Energy Corp.

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Amir V. Vexler	(301) 564-3300 phone
President & Chief Executive Officer	(240) 630-7808 fax

April 25, 2025

Dear fellow shareholders:

The past year has been one of remarkable progress for Centrus – putting us in a strong position as we lead the effort to restore America’s ability to enrich uranium at scale. Centrus is the only company currently enriching uranium with U.S.-owned, U.S.-origin enrichment technology backed by an American supply chain and powered by American workers. Moreover, we have the unique capability to meet national security needs for uranium enrichment. Together, these put Centrus in a strong position to compete for $3.4 billion in available funding from the Department of Energy (DOE) to support domestic commercial and national security needs.

Last year, in the face of geopolitical turmoil, we continued to grow while positioning ourselves to capitalize on our first-mover advantage. We achieved an annual revenue of $442 million – a 38 percent increase over 2023. We continued to deliver strong margins in both of our business segments, resulting in a gross profit of $111.5 million and operating income of $48 million.

We simultaneously undertook several initiatives to improve our balance sheet and capital structure, including:

•	eliminating nearly all of our pension obligations;

•	executing significant capital raises in the debt and equity markets, strengthening our cash position;

•	implementing SG&A optimization efforts yielding identifiable cost reductions;

•	investing in our manufacturing capabilities to accelerate our time to deployment for our own plant production; and finally,

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•	securing investment tax credit opportunities to partially fund our efforts.

We ended 2024 with an unrestricted cash balance of $671.4 million, a 234% increase over 2023’s year-end balance, putting us in a stronger position to both weather temporary market turmoil and invest in the company’s long-term growth.

A Once-In-A-Generation Moment

Centrus is proud to be leading the effort to restore America’s ability to enrich uranium at scale. In 2019, the DOE contracted Centrus to build and deploy a small cascade of our advanced centrifuges in Piketon, Ohio – demonstrating production of High-Assay, Low-Enriched Uranium (HALEU), the required fuel for most next-generation reactors. Centrus was awarded a contract to operate this demonstration cascade by the DOE through a competitive process. We began enrichment operations at the American Centrifuge Plant in Piketon in 2023 – making it the first new, U.S.-owned, U.S. technology enrichment plant to begin production in nearly 70 years. These continuous and failure free operations, along with our longstanding track record of achieving milestones on, or ahead of, schedule and under budget, provide us with the confidence to focus on our expansion opportunity.

While the initial capacity of the current plant is modest, its potential is massive. With a footprint roughly the size of the Pentagon, it has room for thousands of additional centrifuges – enough to accommodate large-scale production of Low-Enriched Uranium (LEU) for existing reactors and HALEU for advanced reactors, while also meeting America’s critical national security requirements for enriched uranium. Our goal is to secure sufficient public and private capital, along with commercial offtake agreements, to make this happen. And our site has ample room to continue expanding with additional centrifuge halls up to whatever level of production is required to meet commercial and national security demands.

We have secured approximately $3.7 billion in sales backlog to future customers. Approximately $2 billion of this is in contingent purchase commitments from our domestic and international customers to support new LEU production. Contingent upon securing the necessary public and private financing to build the new capacity, they reflect a strong appetite for new American LEU production and demonstrate customer confidence in Centrus’ technical capabilities and commercial competitiveness.

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The federal government has also stepped up to the plate. With rising concerns about energy security and America’s over-reliance on imported nuclear fuel, Congress has provided more than $3.4 billion that the Department of Energy can use to jumpstart American nuclear fuel production.

It is up to the Trump Administration to determine which projects to fund and how to structure the program, but we are confident in our compelling case as the only American choice that will support American jobs and the only company that can fulfill national security needs.

Our primary competitors for the funding are two European, state-owned enterprises that manufacture their centrifuges exclusively in the Netherlands through a single, shared entity that utilizes a strictly European supply chain. And because both use foreign-origin technology, neither can supply America’s national security needs for enriched uranium – for which a U.S.-origin technology is required.

In short, the choice for policymakers is between:

A)	Spending hard-earned U.S. taxpayer dollars in Europe on centrifuges that cannot meet national security needs, or

B)	Investing in an American technology, built in the United States by American workers using American materials and parts, that can meet the full range of commercial and national security requirements.

We are proud of our longstanding relationship with the Department of Energy spanning multiple administrations. While the choice is up to them, we are confident we offer American taxpayers’ clear value.

While the DOE process is ongoing, we are taking critical steps to position ourselves to quickly scale up our capacity and capitalize on our first-mover advantage. In late November, we launched a $60 million investment to restart centrifuge manufacturing and expand the capacity of our centrifuge manufacturing facility in Oak Ridge, Tennessee, laying the groundwork for the future large-scale deployment of our technology. This investment serves to derisk Centrus’ supply chain while reinforcing our first-mover advantage in domestic centrifuge production by kickstarting the process ahead of government funding decisions.

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A Tremendous Existing Market Poised for Explosive Growth

Our efforts to restore America’s nuclear fuel supply chain have gained added urgency over the last year. Simply refueling America’s existing nuclear power reactors that account for nearly 20% of U.S. electricity production requires nearly $3 billion worth of uranium enrichment per year at today’s prices. But to fuel these reactors, our country is entirely dependent upon foreign, state-owned enterprises that control virtually 100 percent of the world’s uranium enrichment capacity. Approximately 25% of America’s enriched uranium now comes from Russia that, under current law, will be banned starting in 2028, creating a supply crunch. As the United States looks to end its dependence on imports and re-shore critical energy security supply chains to strengthen American energy dominance, Centrus expects to be in a great position to secure new business from existing reactors. And the demand for nuclear energy is only growing.

Late last year, Microsoft signed a 20-year power purchase agreement with Constellation to restart an existing nuclear reactor in Pennsylvania. In March 2025, the Department of Energy released another tranche of funding under a loan guarantee to enable the restart of the Palisades Nuclear Plant in Michigan. These represent the first reactors to ever restart after closing down – but they may not be the last. A reactor in Iowa could be next on the list, and a South Carolina utility is exploring options to resume construction of two unfinished reactors.

The fact that these reactors -- considered uneconomical just a few years ago -- are poised to restart in the coming years reflects the improving prospects of our industry.

Meanwhile, Google has partnered with Kairos Power to deploy a fleet of HALEU-fueled reactors totaling 500 megawatts. Amazon has announced a $500 million investment and a commitment to help deploy four of X-energy’s HALEU-fueled reactors in Washington State, along with potential reactor projects in Virginia.

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At Centrus, we’re proud to offer the market with an American source of enriched uranium for these domestic projects. We’re also proud to have the only licensed and operating HALEU production facility in the western world – with a critical role to play in enabling the deployment of the next generation of reactors. And we’re excited about what these new technologies can mean for our industry.

In short, we envision many paths to success – helping transition America’s existing reactors away from imports, fueling the next generation of reactors with HALEU, and/or meeting America’s critical national security requirements.

Thank you for your continued support of Centrus and our important work for the nation.

Sincerely yours,

Amir V. Vexler

President and CEO

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STOCKHOLDERS ARE URGED TO READ THE 2025 PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT CENTRUS HAS FILED OR WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”)

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predication of or indicate future events, trends, plans, or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance, events, or results and involve known and unknown risks, uncertainties, and other factors which may be beyond our control. Due to such risk and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in our public filings. Such forward-looking statements should be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. See our Annual Report on Form 10-K filed with the SEC on February 7, 2025, for additional information.

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